Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in these Registration Statements on Form S-8 (Nos. 333-40267, 333-43537, 333-43539, 333-43541, 333-43543, 333-43635, 333-67487, 333-92735, 333-31022, 333-100553, 333-141038, 333-163645 and 333-175010) and on Form S-3 (Nos. 333-85279, 333-88097, 333-95841, 333-31268, 333-121088, 333-154309 and 333-175107) of Casella Waste Systems, Inc. and its subsidiaries (the “Company”) of our report dated June 27, 2013, relating to our audits of the consolidated financial statements and financial statement schedule as of April 30, 2013 and 2012 and for the years ended April 30, 2013, 2012 and 2011 and the effectiveness of the Company’s internal control over financial reporting for the year ended April 30, 2013, which appears in this Annual Report on Form 10-K of Casella Waste Systems, Inc. and its subsidiaries for the year ended April 30, 2013.

/s/ McGladrey LLP

Boston, Massachusetts

June 27, 2013